Exhibit J(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A of Revere Street Trust: Municipal Central Cash Fund and Taxable Central Cash Fund of our reports dated July 9, 1999 on the financial statements included in the May 31, 1999 Annual Reports to Shareholders of Municipal Central Cash Fund and Taxable Central Cash Fund.

We further consent to the references to our Firm under the heading "Auditor" in the Part B to the Registration Statements of Revere
Street Trust: Municipal Central Cash Fund, Taxable Central Cash Fund and Central Cash Collateral Fund.

 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
July 21, 1999